Exhibit 10.1
EXECUTION COPY

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG	LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is made and entered into the 18th day of December, 2006, by and between BEACON INVESTMENT CORPORATION, a North Carolina corporation (“Landlord”), and CCBCC OPERATIONS, LLC, a Delaware limited liability company (“Tenant”);
WITNESSETH:
     THAT for and in consideration of the mutual agreements of the parties, including the rental agreed to be paid by Tenant to Landlord, Landlord hereby leases to Tenant, and Tenant leases and rents from Landlord the following described premises on the terms and conditions hereinafter set forth, to wit:
ARTICLE I
BASIC LEASE TERMS
     Section 1. Commencement, Termination and Base Rent.

Buildings:	4100 Coca-Cola Plaza 4115 Coca-Cola Plaza

Location of Premises:	See Exhibit B attached hereto.

Rentable Area of Buildings:	4100 Coca-Cola Plaza: 110,535 square feet 4115 Coca-Cola Plaza: 65,000 square feet

Rentable Area of Premises:	See Exhibit B attached hereto.

Lease Term:
Commencement Date:	January 1, 2007
Termination Date:	December 31, 2021

Base Rent*:
Annual Base Rent:	$4,036,200.00
Quarterly Base Rent:	$1,009,050.00
     *Annual Base Rent and Quarterly Base Rent are collectively referred to herein as “Base Rent”

Operating Cost Expense Stop:
          Six and 19/100 Dollars ($6.19) multiplied by the total Rentable Area of Buildings
     Section 2. Address of Landlord and Tenant; Notices.

Address of Landlord:	Beacon Investment Corporation Attn: J. Frank Harrison, III 4100 Coca-Cola Plaza Charlotte, NC 28211

Address of Tenant:	CCBCC Operations, LLC Attn: Chief Financial Officer 4100 Coca-Cola Plaza Charlotte, NC 28211
     All sums of money to be paid to Tenant by Landlord and all written notices by Landlord to Tenant shall be delivered to the address for Tenant set forth above.
     All sums of money to be paid to Landlord by Tenant and all written notices by Tenant to Landlord shall be delivered to the addresses of Landlord set forth above.
     All notices required or permitted under this Lease shall be in writing, signed by the party giving such notice and transmitted by certified mail, postage prepaid, and shall be deemed given when deposited in an official depository of the United States Mail. Either party may change the address to which money is due or notices shall be sent by giving the other party written notice of such change of address.
     Tenant hereby appoints as its agent for service of process in all dispossessory, distraint and summary ejectment proceedings which may be brought against it by Landlord, any person occupying the Premises, provided that if no person is occupying the Premises, then Tenant agrees that such service may be made by attachment thereof to the main entrance to the Premises; provided, Landlord additionally delivers a copy of such service of process to the Tenant at the address set forth above.
ARTICLE II
LEASED PREMISES
     Section 1. Description of Premises. The Premises this day leased and demised (the “Premises”) are to be located within the Buildings identified in Article I (the “Buildings”; each a “Building”) which are located on the real property described in Exhibit A attached hereto and incorporated herein by reference (said land and the Buildings and the improvements thereon, collectively, the “Property”). The Premises are shown as outlined on the floor plans of the Buildings attached hereto as Exhibit B and incorporated herein by reference. In addition, Landlord shall make available to Tenant an area of space located on the first floor entrance area of each Building suitable for placement of a receptionist for Tenant, and Tenant shall be entitled to place a sign identifying Tenant’s corporate name and products in each such receptionist’s area.
     Section 2. Tenant’s Acceptance of Property. Tenant shall accept the Premises in “as is” condition and Landlord shall have no obligation to upfit the same. Except as expressly set forth herein, neither Landlord nor its agents have made any representations with respect to the Premises, the Buildings or the Property and no rights, easements or licenses are acquired by Tenant by implication or otherwise. The taking of possession of the Premises by Tenant shall be conclusive that the Premises and the Buildings were in satisfactory condition at the time possession was taken. In the event that someone other than Landlord constructs any improvements to the Premises, then those improvements must be constructed using, at least, finishes which are standard to the Buildings and according to plans and specifications approved by Landlord in advance, and Tenant will furnish Landlord with a complete set of as-built plans and specifications within sixty (60) days of the completion of these improvements. In all cases, Tenant’s mechanical and electrical work, and any penetration of floors, must be performed by Landlord’s contractors and subcontractors at Tenant’s expense.
     Section 3. Common Areas. Tenant and its employees, agents, invitees and licensees are granted the right, in common with others and subject to the exclusive control and management thereof at all times by Landlord, to the non-exclusive use of such of the areas on the Property as are from time to time designated as common areas by Landlord (the “Common Areas”). The Common Areas shall include the facilities in the Buildings which are designated for the general use, in common, of the occupants of the Buildings and, to the extent the same are provided, the parking areas, sidewalks, roadways, loading platforms, restrooms, ramps, maintenance and mechanical areas, lobbies, corridors, elevators, stairwells and landscaped areas.
     Section 4. Quiet Enjoyment. Landlord agrees that Tenant, on paying the stipulated rental and keeping and performing the agreements and covenants herein contained, shall hold and enjoy the Premises for the term aforesaid, subject, however, to the terms of this Lease.
ARTICLE III
LEASE TERM
     Section 1. Term. The term of this Lease (the “Term”) shall commence and end on the Commencement Date and Termination Date, respectively, set forth in Article I herein, subject to any termination right granted herein.
     At any time prior to said Commencement Date, Tenant shall have the right, at its own risk, to enter upon the Premises for any reasonable purpose expressly permitted by Landlord; provided, however, that such entry shall not interfere with any work being done by or on behalf of Landlord therein, and Tenant shall indemnify Landlord against any loss or liability arising from such entry.
     Section 2. Holding Over. If Tenant continues to occupy the Premises after the last day of the Term or after the last day of any renewal or extension of the Term, and if Landlord elects to accept any payment for same, a monthly tenancy terminable at will by either party shall be created which shall be on all the same conditions as this Lease, except that Tenant shall pay Base Rent during such tenancy on a monthly basis, payable on the first day of each month for each month or partial month during which Tenant retains possession of the Premises after the Termination Date. Such monthly Base Rent during such holdover period shall be in an amount equal to one hundred fifty percent (150%) of the monthly equivalent of Base Rent payable immediately prior to the expiration of the Term. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession. The provisions of this Section 2 of Article III shall not constitute a waiver by Landlord of any reentry rights available under this Lease or by law.
ARTICLE IV
RENTAL
     Section 1. Base Rental. Tenant covenants and agrees to pay to Landlord as rental for the Premises the Quarterly Base Rent set forth in Article I, adjusted as hereinafter provided in Section 2 of this Article IV, on or before the first day of each quarter during the Term, in advance, without demand at the address set forth in Article I, Section 2 herein; provided, however, that if the Term does not begin on the first day or end on the last day of a month, the Quarterly Base Rent due for that partial quarter shall be prorated by multiplying the Quarterly Base Rent by a fraction, the numerator of which is the number of days of the partial quarter included in the Term and the denominator of which is the total number of days in the full calendar quarter that is being prorated.
     Section 2. Adjustment of Annual and Quarterly Base Rent. On each anniversary of the Commencement Date, the Annual Base Rent shall be adjusted (and the Quarterly Base Rent shall be adjusted correspondingly) to an increased amount by multiplying the Annual Base Rent set forth in Article I, Section 1 herein, by a fraction, the numerator of which shall be the CPI (as hereinafter defined) for the calendar month during which such anniversary of the Commencement Date occurs, and the denominator of which shall be the CPI for the calendar month during which the Commencement Date occurs; provided, however, in no event shall such increase in Annual Base Rent exceed an amount equal to one hundred five percent (105%) of the Annual Base Rent due and payable during the immediately preceding year of the Term. Notwithstanding any term or provision in this Lease to the contrary, in no event shall the Annual or Quarterly Base Rent be less than the initial Annual or Quarterly Base Rent stated in Article I, Section 1 herein. Landlord shall notify Tenant in writing of any adjusted Annual and Quarterly Base Rent and such notice shall include a detailed computation of the new Annual and Quarterly Base Rent. Additionally, all references in this Lease to “Annual Base Rent” or “Quarterly Base Rent” shall be deemed and construed to include the annual adjustment provided herein.

     For the purpose of this Section 2 of Article IV, “CPI” shall mean Consumer Price Index published monthly for All Urban Consumers, U.S. City Average, Base Year 1982-84 = 100 issued by the Bureau of Labor Statistics of the United States Department of Labor, or in the event such index is no longer published, then such other index as shall be generally acceptable as being comparable thereto.
     Section 3. Adjustment for Increases in Landlord’s Operating Cost. Landlord and Tenant agree that the Operating Cost Expense Stop set forth in Article I, Section 1 herein represents Landlord’s projection of its expenses to operate the Premises during the first year of the Term. The Operating Cost Expense Stop shall be increased each anniversary of the Commencement Date by multiplying the total Operating Expenses incurred by Landlord for the immediately prior year of the Term by a fraction, the numerator of which shall be the CPI for the calendar month during which such anniversary of the Commencement Date occurs, and the denominator of which shall be the CPI for the calendar month during which the Commencement Date occurs. Landlord and Tenant further agree that the Annual Base Rent payable hereunder has been calculated in part upon agreed-to service levels and Landlord’s current and projected costs to operate the Buildings and the Premises. In the event Landlord’s Operating Cost (as defined hereinafter) exceeds the Operating Cost Expense Stop for any year during the Term, Landlord will provide written notice to Tenant together with documentation of such increases, and Tenant shall reimburse Landlord for any such excess within thirty (30) days as Additional Rent.
     The term “Operating Cost” shall mean and include all costs, expenses, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement and repair of all Building systems, components and appurtenances according to first class management principles for a building located in Charlotte, North Carolina and according to what is best for the Buildings in Landlord’s judgment. Such costs will include, but will not be limited to, maintenance, operation, and repair of personal property, fixtures, machinery, equipment systems and apparatus used in connection with the Buildings; cleaning; insurance; any assessments that may be payable to any Owners’ or Merchants’ Association on the same basis as other buildings in the area in which the Buildings are located; ad valorem personal and real property taxes associated with the ownership and operation of the Building; management fees; utilities; seasonal decorations, redecoration of public areas; contract services; amortization of non-permanent equipment (example: trash containers) which otherwise might be leased; those items listed on Exhibit C which are not identified in this Section 3 of Article IV; and the amount of the Rental Credit granted to Tenant pursuant to Section 7 of this Article IV.
     Operating Cost shall not include costs for tenant improvements, interest and principal payments on loans for the Building, salaries and other compensation for executive officers of Landlord or any Building manager; expenditures for which Landlord has been reimbursed (other than pursuant to Additional Rent provisions in tenant leases); expenses incurred in enforcing obligations of other tenants; capital expenditures or capital leases (except as otherwise provided herein and except for costs associated with capital expenditures or capital leases by Landlord which are the purpose of reducing Operating Cost); and any costs and expenses pertaining to such maintenance obligations Tenant has assumed pursuant to Section 7 of this Article IV and that are included in the Rental Credit (as defined herein).
     Section 4. Payment of Annual Base Rent. Tenant shall pay Annual Base Rent (as adjusted) in quarterly installments, in advance, without demand on the first day of each and every calendar quarter during the Term. Due to the delay in the publication of the CPI after its calculation, the amount of the quarterly installments of Annual Base Rent payable prior to the publication of the CPI during each twelve (12) month period of the Term beginning on the first twelve (12) month anniversary of the Commencement Date shall be based upon the annualized change determined from the CPI most recently published prior to the beginning of the applicable twelve (12) month period. After the CPI for each twelve (12) month period of the Term is published, Landlord shall calculate any adjustment to Annual Base Rent needed as a result of such publication, and any amount due Landlord shall be paid by Tenant with the next quarterly installment of Annual Base Rent. Any amount due Tenant as a result of such an adjustment shall be paid by Landlord within thirty (30) days of the adjustment.
     Section 5. Payment of Additional Rent. All charges other than Base Rent due from Tenant to Landlord hereunder, including, without limitation, the payment of Tenant’s Estimated Proportionate Share as described in Section 3 of this Article IV (collectively, “Additional Rent”) shall be paid to Landlord in quarterly installments, in advance, without demand on the first day of each and every calendar quarter during the Term.
     Section 6. Adjustments to Rent for Lease of Additional Areas of the Building. Should Tenant desire to lease any areas of the Buildings which are not part of the Premises and should such additional areas be available for lease or when such areas become so available, Landlord, upon written notice from Tenant, agrees to lease such areas to Tenant on the same terms and conditions provided in this Lease, and such additional areas shall become part of the Premises leased and demised hereunder. The Base Rent then in effect shall be increased by an amount equal to the product of the then existing Base Rent per square foot of the Premises multiplied by the square footage of the additional areas of the Building which Tenant is to lease.
     Section 7. Tenant Services; Adjustments to Rent. Landlord acknowledges that Tenant desires to assume direct responsibility for the following maintenance obligations: security services, maintenance employees, janitorial services and electrical services. In this regard, provided Landlord has approved in writing all contracts for the providing of such services, Tenant shall be entitled to receive an annual credit against Annual Base Rent for the portion of the costs incurred by Tenant to provide such services in an amount equal to Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) (the “Rental Credit”). Provided, however, on each anniversary of the Commencement Date, the Rental Credit shall be adjusted to an increased amount resulting from multiplying the Rental Credit by a fraction, the numerator of which shall be the CPI for the calendar month during which such anniversary of the Commencement Date occurs, and the denominator of which shall be the CPI for the calendar month during which the Commencement Date occurs; provided, however, in no event shall such increase in the Rental Credit exceed an amount equal to one hundred five percent (105%) of the Rental Credit applicable during the immediately preceding year of the Term. If, at any time during the Term,

Tenant desires to assume direct responsibility for providing any additional services for or to the Property, Tenant shall notify Landlord in writing and, provided Landlord agrees to allow Tenant to assume direct responsibility for providing such additional services, and further provided Landlord approves in writing all contracts for the providing of such services, as reimbursement to Tenant for providing such services, the Rental Credit shall be increased at such time by an amount determined by Landlord. Notwithstanding the foregoing, Landlord may, at any time during the Term, revoke Tenant’s right to provide certain services for or to the Property pursuant to this Section 7 of Article IV by providing Tenant with at least thirty (30) days advance written notice thereof, whereupon the Rental Credit shall be decreased by an amount determined by Landlord in Landlord’s reasonable discretion.
     Section 8. Late Payment. If any payment due hereunder from Tenant to Landlord remains unpaid more than ten (10) days after such payment is due, the amount of such unpaid payment shall be increased by a late charge to be paid to Landlord by Tenant in an amount equal to five percent (5%) of the amount of the delinquent payment. The amount of the late charge to be paid shall be computed on the aggregate amount of the delinquent payment then outstanding for such quarter. Landlord and Tenant agree that such late charge shall not be deemed to be a penalty, it being understood between the parties that late payments by Tenant shall result in additional administrative expense to Landlord which is difficult and impractical to ascertain and that such late charge is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant.
     If any sum due Landlord by Tenant hereunder shall not be paid within thirty (30) days of its due date, then, in such case, in addition to the late charge provided for herein above, such sum shall bear interest beginning on the thirty-first (31st) day after its due date at the rate of eighteen percent (18%) per annum (or, if less, the highest rate allowed by law).
     If any sums due Landlord by Tenant hereunder are collected by or through an attorney at law, Tenant agrees to pay Landlord’s actual and reasonable attorneys’ fees incurred with respect thereto, not to exceed fifteen percent (15%) of the total sums due or, if the laws of the State of North Carolina in effect at the time of such collection limit the amount so payable as attorneys’ fees, then the maximum percentage not in excess of fifteen percent (15%) allowed by such laws, of the amount so collected.
     Nothing herein shall relieve Tenant of the obligation to pay any amount due hereunder on or before the date on which any such payment is due, nor in any way limit Landlord’s remedies under this Lease or at law in the event said payment is unpaid after same is due. Amounts due hereunder shall be deemed to be additional rent and the failure to pay the same within ten (10) days after same are due shall constitute a default of this Lease.
     Section 9. Application of Payments Received from Tenant. Landlord, acting in its sole discretion, shall have the right to apply any payments made by Tenant to the satisfaction of any debt or obligation of Tenant to Landlord regardless of the instructions of Tenant as to the application of any sum whether such instructions be endorsed upon Tenant’s check or otherwise, unless otherwise agreed upon by both parties in writing. The acceptance by Landlord of a check or checks drawn by anyone other than Tenant shall in no way effect Tenant’s liability hereunder nor shall it be deemed an approval of any assignment of this Lease by Tenant.
ARTICLE V
UTILITIES, SERVICES AND MAINTENANCE
     Section 1. Landlord’s Services and Maintenance. Unless otherwise provided by Tenant pursuant to Article IV, Section 7 herein, Landlord shall provide the following services: (1) maintain a heating and air conditioning unit or units in good condition and repair in the Premises; (2) city water from the Buildings’ fixtures for drinking, lavatory and toilet purposes; (3) customary cleaning, mowing, grounds keeping, snow removal and trash removal in the Common Areas of the Buildings; (4) window washing in the Premises, inside and outside, at reasonable intervals; (5) adequate passenger elevator service in common with other tenants of the Buildings; (6) heating, air conditioning, customary cleaning and janitorial services for the Common Areas in the Buildings; (7) replacement of lamps (both fluorescent and incandescent) only in the Buildings with standard lighting fixtures as specified by Landlord for the Premises and Common Areas of the Buildings (any lamps for non-Building standard lighting fixtures shall be Tenant’s responsibility); and (8) keep the Buildings open to guests, invitees, employees and customers of Tenant Monday through Friday from 8:00 a.m. until 6:00 p.m., excluding federal holidays.
     Landlord shall not be obligated to furnish any services or utilities, other than those stated above. If Landlord elects to furnish services or utilities requested by Tenant in addition to those listed above in this Section 1 of Article V, or at times other than those stated above, then Tenant shall pay to Landlord the prevailing charges for such services and utilities within thirty (30) days after billing. If Tenant fails to make any such payment, then Landlord may, without notice to Tenant and in addition to Landlord’s other remedies provided under this Lease, discontinue any or all of such additional or after-hours services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant’s use of the Premises.
     Landlord shall have no liability or responsibility to Tenant for loss or damage should the furnishing of any of the utilities and services herein provided be prohibited or stopped for repairs, alterations or improvements or by reason of causes beyond Landlord’s control, including, without limitation, accidents, strikes, storms, Acts of God, labor trouble or disturbances, lockouts or orders or regulations of the federal, state or municipal government.
     The cost of Landlord’s performing any maintenance, repair or replacement caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, or the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant, except to the extent of insurance proceeds, if any, actually collected by Landlord with regard to the damage necessitating such repairs.
     Section 2. Tenant’s Services and Maintenance. Tenant shall make arrangements directly with the public utility electric company serving the Buildings for all electric power or current serving the Premises and the Common Areas in the Buildings, including the provision of electric power for heat and air conditioning, and directly with the telephone company or companies for all telephone service required by Tenant. Tenant shall pay for all electric and telephone service used or consumed in the Premises and in the Common Areas in the Buildings, including the cost of installation of any separate meters.
     Landlord shall not be responsible for the maintenance, repair or replacement of any systems which are located within the Premises and are supplemental or special to the standard systems of either Building, whether installed pursuant to a work letter or otherwise, for any lamps (whether fluorescent or incandescent), for any special or non-Building standard lighting fixtures or for any floor or wall coverings in the Premises. Tenant shall be responsible for all services; maintenance and repairs not specifically delegated to Landlord hereunder which are required to keep the interior of the Premises in good condition and repair.
     If heat generating machines or equipment are used in the Premises by Tenant which affect the temperature otherwise maintained by the heating and air conditioning systems of either Building, then Landlord shall have the right to install supplemental air conditioning units in the Premises and the cost of such units, and the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within thirty (30) days of demand by Landlord.
     Section 3. Extra Services. Whenever Landlord has knowledge that any tenant (including Tenant) is using extra services because of either non-business hour’s use or high consumption, Landlord may directly charge that tenant for the extra use and exclude those charges from Operating Expenses.
     Tenant’s failure to pay the charges in this Article V, Section 3 within thirty (30) days of receiving a proper and correct invoice shall entitle Landlord to the same remedies it has upon Tenant’s failure to pay Base Rent or any other charges due under this Lease.
ARTICLE VI
ALTERATIONS, REPAIRS AND MAINTENANCE
     Section 1. Alterations. Tenant agrees that it will make no alterations, additions or improvements to the Premises without the prior written consent of Landlord (not to be unreasonably withheld) and that all alterations, additions or improvements made by or for Tenant, including, without limitation, any and all subdividing partitions, walls or railings of whatever type, material or height, excepting movable office furniture installed at the expense of Tenant, shall, when made, become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the end of the Term, unless Landlord shall notify Tenant to remove same, in which latter event Tenant shall remove such property and restore the Premises to the same condition as it existed prior to the Commencement Date, normal wear and tear excepted. Tenant shall not core drill or in any other manner attempt to penetrate or penetrate the floors of the Buildings without obtaining permission of Landlord.

     In the event that Tenant constructs any improvements to the Premises, then those improvements must be constructed (a) using, at least, finishes which are standard to the Buildings and according to plans and specifications and using only contractors and subcontractors approved by Landlord in advance, and (b) in compliance with all applicable laws, ordinances, rules, building codes, and regulations of Federal, State, municipal and county authorities, including, without limitation, the procurement of a building permit and (c) in a diligent, good and workmanlike manner. Tenant shall obtain a Builders’ Risk Insurance Policy in such amount as is reasonably requested by Landlord, naming Landlord as an additional insured and providing that such policy will not be canceled without first giving Landlord at least fifteen (15) days prior written notice thereof. Any mechanical or electrical work and any penetration of floors must be performed by Landlord’s contractors and subcontractors at Tenant’s expense. Upon completion of any such construction by Tenant, Tenant must furnish Landlord with a complete set of as-built plans and specifications for the same. Tenant will not permit, and will indemnify Landlord and hold it harmless from, any mechanic’s or materialmen’s liens against the Premises in connection with any such improvements.
     Section 2. Right of Entry. Tenant agrees that Landlord shall have the right to enter into and to grant licenses to enter into the Premises at any time (a) to examine the Premises, (b) to make alterations and repairs to the Premises or to the Buildings (including the right, during the progress of such alterations or repairs, to keep and store within the Premises all necessary materials, tools and equipment) or (c) to exhibit the Premises to prospective purchasers or tenants. No such entry into the Premises shall render Landlord liable to any claim or cause of action for loss of or damage to property of Tenant by reason thereof, nor in any manner affect the obligations and covenants of this Lease; provided, however, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business during Landlord’s exercise of its rights as provided in this Section 2 of Article VI.
     Section 3. Tenant’s Care of Premises. Tenant shall:
     (i) keep the Premises and fixtures in good order, including, without limitation, maintenance and repair, including replacement if necessary, of all doors (exterior and interior), all interior plate glass and window glass, and all wall and floor coverings, effecting all such maintenance and repairs at its own expense and employing materials and labor of a kind and quality equal to the original installations;
     (ii) make repairs and replacements to the Premises or Buildings needed because of Tenant’s misuse or primary negligence, or as provided in any other provision of this Lease, including, without limitation, Section 5 of this Article VI;
     (iii) repair and replace special equipment or decorative treatments above Building standard installed by or at Tenant’s request and that serve the Premises only, or any trade fixtures of Tenant, except to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence and are not covered by Tenant’s insurance or the insurance Tenant is required to carry under Article VIII, Section 2 herein, whichever is greater.

     (iv) if Tenant fails to replace or repair equipment or other installations in or about the Premises as above provided, then immediately after advising Tenant in writing as to the necessity therefore, Landlord may undertake and complete the required work and add the cost thereof to the next Quarterly Base Rent payment due hereunder, provided Tenant shall not be liable to Landlord for any failure to fulfill the obligations of this Section 3 of Article VI until such time as Tenant shall be notified, as aforesaid, in writing of the requirements therefor.
     Section 4. Landlord’s Repairs. Landlord shall make the repairs and replacements to the Buildings, other than the repair obligations of Tenant outlined in Section 3 of this Article VI and in Article IV, Section 7 herein, including to the roof, foundation, exterior walls, interior structural walls, all structural components and all systems, such as mechanical, electrical, HVAC and plumbing.
     Section 5. Time for Repairs. Repairs or replacements required hereunder shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.
     Section 6. Surrendering the Premises. Upon the Termination Date or the date the last extension term, if any, ends, whichever is later, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:
     (i) ordinary wear and tear;
     (ii) damage by the elements, fire and other casualty unless Tenant would be required to repair under Section 3 of this Article VI;
     (iii) condemnation;
     (iv) damage arising from any cause not required to be repaired or replaced by Tenant; and
     (v) alterations as permitted by this Lease unless consent was conditioned on their removal.
     On surrender, Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed under Section 1 of this Article VI and repair any damage to the Premises caused by such removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for such disposal.

ARTICLE VII
USE AND COVENANTS
     Section 1. Use and Occupancy. Tenant agrees that (i) the Premises will be used only for general office purposes, (ii) that no unlawful use of the Premises will be made, (iii) that no sign, name, legend, notice or advertisement of any kind will be fixed, printed, painted or displayed on any part of the Buildings without the prior written approval of Landlord, except that the name and suite number of Tenant may be displayed in a manner prescribed by Landlord and except as otherwise may be provided in Article II, Section 1 herein.
     Section 2. Parking. Tenant agrees for itself, its employees, agents and invitees to comply with the parking rules contained in the Parking Rules and Regulations attached hereto as Exhibit D, together with all reasonable modifications and additions thereto which Landlord may from time to time make. Tenant shall use parking spaces only in a manner which is compatible with the day-to-day general use of the Buildings by its employees, visitors, customers, invitees, guests and other tenants in the Buildings. Tenant agrees that Landlord shall have the right to tow vehicles of Tenant and its employees, agents, guests and visitors that are parked in such a way as to be in violation of the Parking Rules and Regulations.
     Landlord reserves the right from time to time without notice to Tenant to (a) change the location or configuration of the parking areas of the Buildings (the “Parking Areas”), or any portion thereof; (b) change the number of parking spaces located within the Parking Areas, or any portion thereof; (c) install systems to control and monitor parking in the Parking Areas, or any portions thereof, including, without limitation, a parking gate and identification card system; (d) utilize parking guards or attendants to supervise and control parking within the Parking Areas and to enforce the parking rules; (e) have full access to the Parking Areas (including the right to close or alter the means of access to the Parking Areas, or portions thereof) to make repairs and alterations thereto, to prevent a taking by adverse possession or prescription or to comply with applicable legal and governmental requirements; (f) modify the parking rules; (g) tow motor vehicles parked in violation of the parking rules; and (h) enforce the parking rules by appropriate legal action.
     Section 3. Rules and Regulations of the Buildings. Tenant has read the rules and regulations attached hereto as Exhibit E and made a part hereof and hereby agrees to abide by and conform to the same and to such further reasonable rules and regulations as Landlord may from time to time make or adopt for the care, protection and benefit of the Buildings or the general comfort and welfare of the Buildings’ occupants. Tenant further agrees that Landlord shall have the right to waive any and all of such rules in the case of any one or more tenants without affecting Tenant’s obligations under this Lease and that Landlord shall not be responsible to Tenant for the nonconformance by any other tenant to any rules or regulations.
ARTICLE VIII
INSURANCE AND INDEMNITY
     Section 1. Landlord’s Insurance. Landlord shall keep the Buildings insured against damage and destruction by fire, earthquake, vandalism, and other perils in the amount of at least eighty percent (80%) of the collective replacement value of the Buildings, as said collective value may exist from time to time. In addition, Landlord shall maintain a policy of commercial general public liability insurance with respect to the Common Areas, covering bodily injury, death and property damage, with a contractual liability endorsement, in the amount of at least One Million Dollars and No/100 Dollars ($1,000,000.00) per occurrence and with an aggregate limit of at least One Million Dollars and No/100 Dollars ($1,000,000.00). Landlord’s responsibility to insure its Buildings shall not obligate Landlord to insure fixtures or other property of Tenant.
     Section 2. Tenant’s Insurance. Tenant shall keep in force, during the full term of this Lease or any renewal or extension thereof, workmen’s compensation insurance and public liability insurance issued by a nationally recognized insurance company, with such limits as may be reasonably requested by Landlord from time to time, but with minimum limits not less than $1,000,000.00 in the aggregate on account of bodily injury, including death, or property damage, or both, in any one occurrence. Said policy shall name Landlord as an additional insured and provide that such policy shall not be canceled for any reason unless and until Landlord is first given fifteen (15) days’ notice in writing by such insurance company. The insurance policy or other evidence of coverage satisfactory to Landlord shall be deposited with Landlord upon occupancy of the Premises by Tenant.
     Section 3. Insurance Criteria. Insurance policies required by this Lease shall:
     (i) be issued by insurance companies licensed to do business in the state of North Carolina with general policyholder’s ratings of at least A and the financial rating of at least XI in the most current Best’s Insurance Reports available on the Commencement Date. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies.
     (ii) be primary policies — not as contributing with, or in excess of, the coverage that the other party may carry;
     (iii) be permitted to be carried through a “blanket policy” or “umbrella” coverage; and
     (iv) be maintained during the entire Term and any extension Terms.
     Section 4. Increase in Insurance Premium. If, because of anything done, caused to be done, permitted or omitted by Tenant, the premium rate for any kind of insurance affecting the Buildings shall be raised, Tenant agrees that the amount of the increase in premium which Landlord shall thereby be obligated to pay for such insurance shall be paid by Tenant to Landlord, on demand, and that if Landlord shall demand that Tenant remedy the condition which caused the increase in the insurance premium rate, Tenant will remedy such condition within thirty (30) days after such demand. Tenant agrees that it shall not do, cause to be done or permit on the Premises anything deemed more hazardous than that necessary in the customary use of a normal business office.

     Section 5. Tenant’s Indemnity. Tenant agrees to defend Landlord and the officers directors, agents, servants and employees of Landlord against and from any and all claims asserted by or on behalf of any person, firm or corporation arising by reason of injury to any person or property occurring in or about the Premises or the Buildings, occasioned in whole or in part by any act or omission on the part of Tenant or any employee (whether or not acting within the scope of employment), agent, visitor, licensee, invitees, contractor, subcontractor, assignee or tenant of Tenant, or by reason or nonperformance of any covenant in this Lease on the part of Tenant and also for any matter or thing growing out of the occupancy or use of the Premises by Tenant or anyone holding or claiming to hold through or under Tenant and to indemnify and hold Landlord harmless from any costs, damages or expenses, including reasonable attorneys’ fees, resulting from such claims. Tenant agrees to pay for all damage to the Buildings, as well as all damage to tenants or occupants thereof, caused by the misuse or neglect of said Premises, its apparatus or appurtenances by Tenant or any employee (whether or not acting within the scope of employment), agent, visitor, licensee, invitees, contractor, subcontractor, assignee or tenant of Tenant. Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Buildings or by any owner or occupant of adjoining or contiguous property or by any employee, agent, visitor, licensee, invitees, contractor, subcontractor, assignee or tenant of any such co-tenant or other occupant.
     Section 6. Landlord’s Indemnity. Subject to Section 7 of this Article VIII below and to any other exclusions from liability contained herein or incorporated herein by reference, Landlord agrees to indemnify and save harmless Tenant and the agents, servants and employees of Tenant from any and all claims for personal injury or death or property damage resulting from incidents occurring in or about the Premises or the Buildings and caused by the negligence or willful misconduct of Landlord, its agents, employees (whether or not acting within the scope of employment).
     Section 7. Tenant’s Personal Property. Tenant shall keep its personal property and trade fixtures in the Premises and the Buildings insured with “all risks” insurance in an amount to cover one hundred percent (100%) of the replacement cost of such personal property and fixtures. Tenant shall also keep any non-Building standard improvements made to the Premises at Tenant’s request insured to the same degree as Tenant’s personal property. Notwithstanding any other provision of this Lease, Tenant agrees that all personal property in the Premises shall be and remain at Tenant’s sole risk, and Landlord shall not be liable for any damage to, theft of, or loss of such personal property arising from any acts of negligence of any persons or from fire or from the leaking of the roof or from the bursting, leaking, or overflowing of water, sewer or steam pipes or from any other cause whatsoever and Tenant expressly agrees to indemnify and save Landlord harmless in all such cases.
     Section 8. Waiver of Subrogation. Each party hereto waives any claims arising in any manner in its (injured party’s) favor and against the other party for loss or damage to injured party’s property located within or constituting a part or all of the Buildings. The waiver set forth in this Section of Article VIII applies to the extent such loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry under this Article VIII, whichever is greater. Such waiver also applies to each party’s directors, officers, employees, shareholders, and agents and does not apply to claims caused by a party’s willful misconduct.
     If despite a party’s best efforts it cannot find an insurance company meeting the criteria in Section 3 of this Article VIII that will give the waiver at reasonable commercial rates, then it shall give notice to the other party within thirty (30) days after the Commencement Date. The other party shall then have thirty (30) days to find an insurance company that will issue such waiver. If the other party also cannot find such an insurance company, then both parties shall be released from their obligation to obtain such waiver.
     If an insurance company is found but it will give the waiver only at rates greater than reasonable commercial rates, then the parties can agree to pay for the waiver under any agreement they can negotiate. If the parties cannot in good faith negotiate an agreement, then both parties shall be released from their obligation to obtain the waiver.
ARTICLE IX
DAMAGE TO PREMISES
     Section 1. Definition. “Relevant Space” means:
     (i) the Premises as defined in Article II, excluding Tenant’s non-Building standard fixtures;
     (ii) access to the Premises; and
     (iii) any part of the Buildings that provide essential services to the Premises.
     Section 2. Repair of Damage. Subject to Section 5 of this Article IX, if the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within one hundred eighty (180) days from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. Such repair and restoration shall be made within one hundred eighty (180) days from the date of the damage unless the delay is due to causes beyond Landlord’s reasonable control.
     If the Relevant Space cannot be repaired and restored within the one hundred eighty (180) day period, then either party may, within ten (10) days after determining that the repairs and restoration cannot be made within one hundred eighty (180) days from the date of such damage, cancel this Lease by giving notice to the other party. Nevertheless, if the Relevant Space is not repaired and restored within one hundred eighty (180) days from the date of the damage, then Tenant may cancel this Lease at any time after the one hundred eightieth (180th) day and before the two hundred tenth (210th) day following the date of such damage. Tenant shall not be entitled to cancel this Lease if its willful misconduct caused the damage unless Landlord is not promptly and diligently repairing and restoring the Relevant Space.

     Section 3. Abatement. Unless the damage is caused by Tenant’s willful misconduct, the Base Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant’s business. Such abatement shall consider the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services. Said abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, or until Tenant again uses the Premises or the part rendered unusable, whichever is first. In the event of a full abatement of rent as aforesaid, the Term shall be extended automatically for a period equal to the period of such abatement.
     Section 4. Tenant’s Property. Notwithstanding anything contained in Section 1 of this Article IX, Landlord is not obligated to repair or restore damage to Tenant’s trade fixtures, furniture, equipment or other personal property, or any Tenant improvements.
     Section 5. Damage to Building. If:
     (i) more than forty percent (40%) of either Building is damaged and Landlord decides not to repair and restore such Building;
     (ii) any mortgagee of either Building shall not allow adequate insurance proceeds for repair and restoration;
     (iii) the damage is not covered by Landlord’s insurance required by Article VIII, Section 1; or
     (iv) this Lease is in the last twelve (12) months of the Term;
then Landlord may cancel this Lease. To cancel this Lease, Landlord must first give written notice to Tenant within thirty (30) days after Landlord becomes aware of such damage. Such notice must specify the cancellation date of this Lease, which shall be at least thirty (30), but not more than sixty (60), days after the date such notice is given.
     Section 6. Cancellation. If either party cancels this Lease as permitted by this Article IX, then this Lease shall end on the day specified in the cancellation notice. Base Rent and other charges due hereunder shall be payable up to and including the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Base Rent or other charges due hereunder, accounting for any abatement, plus the security deposit, if any, less any sum then owing by Tenant to Landlord.

ARTICLE X
EMINENT DOMAIN
     If more than twenty percent (20%) of the floor area of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, then either party hereto shall have the right to terminate this Lease effective on the date physical possession is taken by the condemning authority or private purchaser.
     If less than twenty percent (20%) of the floor area of the Premises is taken for any public or quasi-public use in said manner, this Lease shall not terminate. However, in the event any portion of the Premises is taken and this Lease is not terminated, the Base Rent specified herein shall be reduced during the unexpired term of this Lease in proportion to the area of the area of the Premises so taken and the reduction shall be effective on the date physical possession is taken by the condemning authority or private purchaser.
     Any election to terminate this Lease following condemnation shall be evidenced only by written notice of termination delivered to the other party not later than fifteen (15) days after the date on which physical possession is taken by the condemning authority or private purchaser and shall be deemed effective as of the date of said taking. If, however, this Lease is not terminated following a partial condemnation, Landlord shall promptly make all necessary repairs or alterations to the Building(s) and Premises which are required to make the Building(s) usable by Tenant subsequent to such taking.
     All compensation awarded for any taking (or the proceeds of private sale in lieu thereof), whether for the whole or a part of the Premises, shall be the property of Landlord whether such award is compensation for damages to Landlord’s or Tenant’s interest, provided Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant’s fixtures and other property within the Premises if a separate award for such items is made to Tenant.
ARTICLE XI
DEFAULT AND WAIVER
     Section 1. Tenant’s Default. Each of the following constitutes a default:
     (i) Tenant’s failure to pay Base Rent or any other sum due hereunder, or to procure or maintain insurance as required under Article VIII herein within five (5) days after Tenant receives notice from Landlord of Tenant’s failure to pay Base Rent or such other sum or to procure or maintain insurance;

     (ii) Tenant’s failure to pay Base Rent or Additional Rent by the due date, at any time during a calendar year in which Tenant has already received two notices of its failure to pay Base Rent by the due date;
     (iii) Tenant’s failure to perform or observe any other Tenant obligation, except the obligation to procure and maintain insurance pursuant to Article VIII, after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable provision of this Lease;
     (iv) Tenant’s abandoning or vacating the Premises if Tenant fails to timely pay the Base Rent, Additional Rent and other charges due under this Lease by the due date;
     (v) Tenant’s failure to vacate or stay any of the following within thirty (30) days after they occur:
     A. a petition in bankruptcy is filed by or against Tenant;
     B. Tenant is adjudicated as bankrupt or insolvent;
     C. a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s property; or
     D. Tenant makes an assignment for the benefit of creditors.
     Section 2. Landlord’s Remedies.
     (i) Landlord, in addition to the remedies given in this Lease or under the law, may do one or more of the following if Tenant commits a default under Section 1 of this Article XI:
     A. end this Lease, and Tenant shall then surrender the Premises to Landlord;
     B. enter and take possession of the Premises either with or without process of law and remove Tenant, with or without having ended this Lease; and
     C. alter locks and other security devices at the Premises.
     Tenant waives claims for damages by reason of Landlord’s reentry, repossession, or alteration of locks or other security devices and for damages by reason of any legal process.
     (ii) Landlord’s exercise of any of its remedies or its receipt of Tenant’s keys shall not be considered an acceptance of surrender or a surrender of the Premises by Tenant. A surrender must be agreed to in writing by Landlord.

     (iii) If Landlord ends this Lease or ends Tenant’s right to possess the Premises because of a default, Landlord may hold Tenant liable for Base Rent, Additional Rent and other indebtedness accrued to the date this Lease is terminated. Tenant shall also be liable for the Base Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no default, reduced by any sums Landlord receives by reletting the Premises during the Term. If Landlord is able to relet the Premises during any part of the remainder of the Term, at a rental in excess of that provided for under this Lease, Tenant shall not be entitled to any such excess rental and Tenant waives any claim thereto.
     (iv) Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the term ended due to Tenant’s default:
     A. reasonable broker’s fees incurred by Landlord for reletting part or all of the Premises prorated for the part of the reletting term ending concurrently with the then current term of this Lease;
     B. the cost of removing and storing Tenant’s property;
     C. the cost of minor repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new tenant; and
     D. other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.
     (v) Landlord may sue and take any other action provided by law to collect the amounts due hereunder at any time and from time to time without waiving its rights to sue for and collect further amounts due from Tenant hereunder.
     Section 3. Waiver. The waiver by Landlord of any breach of any covenant or agreement herein contained shall not be deemed to be waiver of such covenant or agreement or any subsequent breach of the same or any other covenant or agreement herein contained. The subsequent acceptance of any rental or of any other payment or charge hereunder by Landlord shall not be deemed to be a waiver of any breach by Tenant of any covenant or agreement of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such breach at the time of Landlord’s acceptance of such payment.
     Section 4. Landlord’s Default. Landlord’s failure to perform or observe any of its obligations under this Lease after a period of thirty (30) days or the additional time, if any, that is reasonably necessary promptly and diligently to cure or to commence the cure such failure after receiving notice from Tenant, is a default. Such notice shall be in writing and give in reasonable detail the nature and extent of the failure and identify the provisions(s) of this Lease containing such obligations(s). If Landlord commits a default hereunder, Tenant may pursue any remedies given to Tenant in this Lease or under the law.

     Section 5. Survival. The remedies provided in this Article XI and the indemnities provided in Article VIII, Sections 5 and 6 shall survive the ending of this Lease. Any other provision of this Lease which by its nature would require the survival of the ending of this Lease, shall also survive the ending of this Lease.
ARTICLE XII
ASSIGNMENT AND SUBLETTING
     Section 1. Consent Required. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord’s advance written consent. Landlord’s consent to any assignment or sublease shall not be unreasonably withheld or unduly delayed.
     Section 2. Reasonableness. Landlord’s consent shall not be considered unreasonably withheld if:
     (i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Landlord uses to select comparable tenants for the Buildings;
     (ii) the proposed subtenant’s or assignee’s business is not suitable for the Buildings considering the business of the other tenants and the prestige of the Buildings; or
     (iii) the proposed use is inconsistent with the use permitted by Article VII, Section 1.
     Section 3. Procedure. Tenant must provide Landlord in writing:
     (i) the name and address of the proposed subtenant or assignee;
     (ii) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises;
     (iii) the terms of the proposed sublease or assignment; and
     (iv) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee under this paragraph.
     Landlord shall, within thirty (30) days after receiving the information required under this Article, give notice to Tenant to permit or deny the proposed sublease or assignment. If Landlord denies consent, it must explain the reasons for the denial. If Landlord does not give notice within the thirty (30) day period, then Tenant may sublease or assign part or all of the Premises upon the terms Tenant gave in the information under this Article XII.
     Section 4. Conditions. Subleases and assignments by Tenant are also subject to:
     (i) The terms of this Lease;

     (ii) The Term shall not extend beyond the Termination Date;
     (iii) Tenant shall remain liable for all of its obligations under this Lease;
     (iv) Consent to one sublease or assignment does not waive the consent requirements for future assignments or subleases; and
     (v) Fifty (50%) percent of the consideration (“Excess Consideration”) received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord, which amount is to be prorated where a part of the Premises is subleased or assigned, shall also be paid to Landlord. Excess Consideration shall exclude reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of Tenant improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant, such as attorney’s fees directly related to Tenant’s obtaining an assignee or sublessee. Tenant shall pay this Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration. Each payment shall be sent with a detailed statement showing:
     A. The total consideration paid by the subtenant or assignee and
     B. Any exclusions from the consideration permitted by this Section 4 of Article XII.
     Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the detailed statement.
ARTICLE XIII
SUBORDINATION
     Tenant shall, upon request by Landlord, subject and subordinate all or any of its rights under this Lease to any and all mortgages and deeds of trust now existing or hereafter placed on either Building; provided, however, that Tenant will not be disturbed in the use or enjoyment of the Premises so long as it is not in default hereunder. Tenant agrees that this Lease shall remain in full force and effect notwithstanding any default or foreclosure under any such mortgage or deed of trust and that it will attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and the successor or assign of any of them, and to the purchaser or assignee under any foreclosure. Tenant will, upon request by Landlord, execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments, including, but not limited to, such subordination, attornment and nondisturbance agreement as may be required by the beneficiary in any deed of trust on the property required to given effect to the provisions of this paragraph and shall execute and deliver to Landlord such amendments to this Lease as may be required by a proposed beneficiary in a deed of trust on the Property; provided, however, that such amendments do not materially increase the obligations and duties of Tenant hereunder.
ARTICLE XIV
GENERAL PROVISIONS
     Section 1. Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease means only the owner or the mortgagee in possession for the time being of the Buildings or Property or the owner of the Lease of the Buildings or Property so that in the event of any sale of said Buildings or Property or said Lease, or in the event of a lease of said Buildings, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser at any such sale or lease of the Buildings or Property, that the purchaser or the lessee of the Buildings or Property has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.
     Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the liability of Landlord hereunder shall be limited to the equity of Landlord in the Property in the event of a breach or the failure of Landlord to perform any of the terms, covenants, conditions and agreements of this Lease to be performed by Landlord. In furtherance of the foregoing, Tenant hereby agrees that any judgment it may obtain against Landlord as a result of the breach of this Lease as aforesaid shall be enforceable solely against Landlord’s interest in the Property. It is further agreed that none of the stockholders, officers, directors or heirs of stockholders, officers or directors of Tenant shall be personally liable with respect to any covenants or conditions of this Lease.
     Any security given by Tenant to Landlord to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to the successor in interest to Landlord; and, upon acknowledgement by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, Landlord shall thereby be discharged of any further obligation relating thereto.
     Landlord’s assignment, sale or transfer of the Lease or of any or all of its rights herein shall in no manner affect Tenant’s obligations hereunder. Tenant shall thereafter attorn and look to such assignee as Landlord; provided, Tenant first has written notice of such assignment of Landlord’s interest.
     Section 2. Landlord Not Partner. It is expressly understood and agreed that Landlord is a not a partner, joint venturer or associate of Tenant in the conduct of Tenant’s business, that the provisions of this Lease with respect to the payment by Tenant of Base Rent or any other charges hereunder are not sharing of profits and that the relationship between the parties hereby is and shall remain at all times that of landlord and tenant.

     No provision of this Lease shall be construed to impose upon the parties hereto any obligation or restriction not expressly set forth herein.
     Section 3. Recording. The recording of this Lease is prohibited except as allowed in this Section 3 of Article XIV; provided, however, at the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating the Term, its Commencement and Termination Dates, and any other information the parties agree to include.
     Section 4. Additional Instruments. The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, terms, condition or assurance in this Lease whenever occasion shall arise and reasonable request for such instrument shall be made.
     Section 5. Lease Not an Offer. Landlord has given this Lease to Tenant for review. It is not an offer to lease. This Lease shall not be binding unless signed by both parties.
     Section 6. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s), or corporation(s) may require.
     Section 7. Counterparts. This Lease may be executed in counterparts, all of which taken together, shall be deemed one original.
     Section 8. Amendment and Modification. This Lease embodies the full agreement of the parties and supersedes any and all prior understandings or commitments concerning the subject matter of this Lease. Any modification or amendment must be in writing and signed by both parties.
     Section 9. Binding Effect. This Lease shall be binding upon and inure to the benefit of the parties hereto, their assigns, administrators, successors, estates, heirs and legatees respectively, except as herein provided to the contrary.
     Section 10. Controlling Law. This Lease and the rights of Landlord and Tenant hereunder shall be construed and enforced in accordance with the law of the State of North Carolina.
     Section 11. Partial Invalidity. In the event that any part or provision of this Lease shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Lease which can be separate from the invalid, unenforceable provision shall continue in full force and effect.
     Section 12. Captions. The section titles, numbers and captions contained in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, modify, or describe the scope or intent of this Lease nor any provision herein.

     Section 13. Relocation. In the event Tenant occupies office space amounting to less than fifty percent (50%) of the total area of any floor of either Building, Landlord shall have, upon providing Tenant not less than thirty (30) days prior written notice, the right to relocate Tenant to another location within such Building, provided such relocation space is similar to the Premises and that Landlord shall pay all actual costs of such relocation.
     Section 14. Right of First Refusal. Landlord agrees that if it receives a bona fide offer (the “Offer”) to lease any areas of the Buildings, which Offer Landlord intends to accept, before accepting such Offer Landlord will first offer to lease said area to Tenant on the same terms and conditions as those specified in the Offer. Tenant shall then have the right within five (5) business days to accept Landlord’s Offer and enter into a lease for the additional area. If Tenant shall not accept Landlord’s Offer within the such five (5) business day period, Landlord may then lease the area on the terms and conditions set forth in the Offer. Landlord shall be obligated to deliver any such Offers to Tenant during the Term or extension of this Lease (if any), unless Tenant has notified Landlord that it intends to vacate the Premises at the end of the Term or applicable extension.
     Section 15. Time of Essence. Time is of the essence in the performance of the provisions of this Lease.
     Section 16. Warranties. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Lease and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.
     Section 17. Authority of Parties. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.
     Section 18. Termination of Existing Lease. Effective as of the Commencement Date hereunder, Landlord and Tenant acknowledge and agree that the Lease entered into between Landlord and Tenant dated January 5, 1999 pertaining to the lease by Tenant from Landlord of a portion of the Premises shall automatically and immediately terminate and be of no further force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed under seal the date and year first above written.

ATTEST:	LANDLORD: BEACON INVESTMENT CORPORATION

/s/ Jan M. Harrison	By	/s/ J. Frank Harrison, III

____________ Secretary		____________ President

[CORPORATE SEAL]

ATTEST:	TENANT: CCBCC OPERATIONS, LLC

/s/ Umesh Kasbekar	By	/s/ Steven D. Westphal

____________ Secretary		Vice President

[CORPORATE SEAL]

EXHIBIT “A”
LEGAL DESCRIPTION
Property Address: 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211
     Lying and being in the City of Charlotte, Mecklenburg County, North Carolina and being more particularly bounded and described as follows:
Tract I:
BEGINNING at a point located in the centerline and westerly terminus of Rexford Road (as the configuration of said road now exists) which point is also a southerly corner of that certain tract conveyed to BCI Property Co. No. 27 by deed recorded in Book 4267 at Page 945 in the Mecklenburg Public Registry; thence from said point of BEGINNING S. 12-46 W. 50.00 feet to a point; thence S. 77-14 E. 62.00 feet to a point; thence S. 12-46 W. 183.00 feet to a point; thence S. 77-14 E. 158.00 feet to a point in or near the centerline of Policy Place; thence with the centerline of Policy Place in two calls as follows: (1) S. 12-46 W. 199.57 feet to a point; thence (2) with the arc of a circle to the left, which circle has a radius of 1,713.85 feet, an arc distance of 65.87 feet to a point; thence a new line N. 77-14 W. 177.27 feet to a point; thence S. 12-46 W. 73.00 feet to a point; thence N. 77-14 W. 208.72 feet to a point in the northerly line of Ivey Properties, Inc. as such parcel was conveyed by deed recorded in Book 4281 at Page 46 in the Mecklenburg Public Registry; thence N. 57-15-33 W. 89.86 feet to a point marking the northeasterly corner of that certain tract conveyed to U.S. Steel and Carnegie Pension Fund by deed recorded in Book 1860 at Page 77 in the Mecklenburg Public Registry; thence S. 85-42-00 E. 10.00 feet to a point; thence N. 16-10-40 W. 309.27 feet to a point; thence N. 27-07-20 E. 277.27 feet to a point; thence S. 77-14 E. 320.21 feet to a point located in the centerline and westerly terminus of Rexford Road, being the point or place of BEGINNING and containing 5.968 acres as shown on survey of the property of the estate of Angelia M. Harris prepared by Mitchell W. Davis, N.C.R.L.S., dated October 28, 1985.

Property Address: 4115, Coca-Cola Plaza, Charlotte, North Carolina 28211
     All that certain tract or parcel of land lying in the City of Charlotte, Mecklenburg County, North Carolina and being more particularly described as follows:
Tract II:
BEGINNING at a point located at the intersection of the centerline of Policy Place (currently a 60-foot right-of-way) and the centerline of Morrison Boulevard (currently an 80-foot right-of-way); thence running with said centerline of Morrison Boulevard, with the arc of a circular curve to the right having a radius of 538.34 feet, an arc distance of 30.02 feet (Chord Bearing = S 80-38-49 E 30.01 feet) to a point located at the intersection of the easterly right-of-way margin of Policy Place (as extended) and the centerline of Morrison Boulevard, the TRUE POINT AND PLACING OF BEGINNING; thence from said TRUE POINT AND PLACE OF BEGINNING, running with the easterly right-of-way margin of Policy Place, the following three (3) courses and distances: (1) N 7-45-19 E 148.48 feet to a point, (2) with the arc of a circular curve to the right having a radius of 1,683.85 feet, an arc distance of 147.28 feet (Chord Bearing = N 10-15-40 E 147.23 feet) to a point and (3) N 12-46-00 E 382.57 feet to a point located at the intersection of said easterly right-of-way margin of Policy Place and the southerly right-of-way margin of Rexford Road (currently a 100-foot right-of-way); thence with said southerly right-of-way margin of Rexford Road, S 77-14-00 E 464.27 feet to a point; thence leaving said southerly right-of-way margin of Rexford Road, S 12-46-00 W 441.10 feet to a point; thence N 79-08-30 W 91.57 feet to a point; thence S 12-46-00 W 320.93 feet (crossing the northerly right-of-way margin of Morrison Boulevard at 278.37 feet) to a point located in the centerline of Morrison Boulevard; thence with said centerline of Morrison Boulevard, the following two (2) courses and distances: (1) N 57-15-33 W 162.13 feet to a point and (2) with the arc of a circular curve to the left having a radius of 538.34 feet, an arc distance of 204.74 feet (Chord Bearing = N 68-09-16 W 203.51 feet) to a point located at the intersection of said centerline of Morrison Boulevard and the easterly right-of-way margin of Policy Place (as extended), the TRUE POINT AND PLACE OF BEGINNING, containing approximately 6.930 acres, as shown on that certain plat of survey entitled “As Built Survey/6301 Morrison Boulevard,” prepared by Mitchell W. Davis Surveying and Mapping, dated September 30, 1998, reference to which is hereby made for a more particular description

EXHIBIT “B”
DESCRIPTION OF PREMISES
1.	Location of Premises per attached floor plans.

2.	Current space leased is 173,600.

EXHIBIT “C”
OPERATING COSTS ITEMS
     Said “Operating Cost” shall include, but not necessarily be limited to, the following items:
A.	Cleaning
1.	Wages (includes social security, unemployment compensation, fringe benefits, etc.).
2.	Supplies/Materials (including ordinary repairs and replacement of equipment).
3.	Outside Service (includes window cleaning, contract cleaning, drapery or venetian blind cleaning, etc.).
4.	Miscellaneous.
B.	Heating, Ventilating and Air Conditioning
1.	Wages (includes social security, unemployment compensation, fringe benefits, etc.).
2.	Supplies/Materials.
3.	Outside Services.
4.	Repairs (includes ordinary repairs and minor replacements required to keep the equipment in good operating condition).
5.	Miscellaneous.
C.	Elevators
1.	Wages (includes social security, unemployment compensation, fringe benefits, etc.).
2.	Supplies/Materials.
3.	Outside Services.
4.	Repairs (includes ordinary repairs and minor replacements required to keep the equipment in good operating condition).
5.	Miscellaneous.
D.	General Expenses — Building
1.	Wages (security guards, matrons, storekeeper and other direct building wages not included elsewhere; including social security, unemployment compensation, fringe benefits, etc.).
2.	Supplies/Materials (includes toilet supplies, keys, signs, and other miscellaneous supplies not included elsewhere).
3.	Contract Services (includes rubbish handling, exterminating, directory services, fire extinguisher services, etc.).

4.	Redecorating Public Areas.
5.	Plumbing repairs.
6.	Sewer Charges.
7.	Water Charges.
8.	Landscape Expenses.
9.	General Repairs (those repairs necessary to keep the Buildings and walkways, etc., in good condition).
10.	Security
11.	Garbage Pickup.
12.	Seasonal Decorations.
13.	All expenses of common areas, including parking areas.
E.	Administrative Expenses.
1.	Salaries.
2.	Building Office Expenses (including stationery, supplies, stamps, equipment repairs, dues, subscriptions, etc.).
3.	Legal (except litigation, bad debts, or leasing expenses).
4.	Professional Fees (including accounting and engineering connected with Building options, but not including leasing costs or commissions).
5.	Management Fees.
6.	An Administrative cost equal to 10% of the total cost and expense of operating and maintaining the Building.
7.	Mobile radios and pagers.
F.	Energy
1.	Gas (net of gas charged to tenants).
G.	Insurance
1.	Fire and extended coverage premium.
2.	Earthquake and extended coverage premium.
3.	Liability and extended coverage premium.
4.	Other broad form coverages.
H.	Extraordinary Repairs — Large nonrecurring major repairs spread over the normal life of the component.
I.	Capital improvements to the Buildings to comply with governmental regulations including, but not limited to, the Americans with Disabilities Act, capital investments made with in an attempt to reduce operating costs spread over the life of the equipment, leasing of equipment to attempt to effect said reduction.

EXHIBIT “D”
PARKING RULES AND REGULATIONS
     Parking: The following rules, regulations and rights apply to the use of all portions of the complex designated from time to time by Landlord as parking areas (the “Parking Areas”):
(a)	Only Tenant and employees of Tenant may park their motor vehicles in those portions of the Parking Areas designated by Landlord from time to time as unreserved tenant parking areas (the “Unreserved Parking Areas”).

(b)	Guests, invitees and visitors of Tenant may park their motor vehicles only in those portions of the Parking Areas designated by Landlord from time to time as visitor parking areas (the “Visitor Parking Areas”).

(c)	Only Tenant and those employees, guests, invitees and visitors of Tenant who are physically handicapped may park their motor vehicles in those portions of the Parking Areas designated by Landlord form time to time as handicapped parking areas (the “Handicapped Parking Areas”).

(d)	Parking in the Unreserved Parking Areas, the Visitor Parking Areas and the Handicapped Parking Areas shall be on a non-exclusive, “as-available” basis.

(e)	No representation or warranty is made by Landlord as to the number or location of parking spaces comprising the Parking Areas, or any portion thereof.

(f)	Motor vehicles shall only be parked in striped parking spaces located within the Parking Areas and no motor vehicles shall be parked in any other location within the complex.

(g)	Not more than one motor vehicle may be parked on each parking space and no motor vehicle may be parked on more than one parking space within the Parking Areas.

(h)	Parking Areas shall not be used for any purpose other than the parking of permitted motor vehicles thereon. No commercial activity shall be conducted from the Parking Areas.

(i)	No repairs (other than emergency repairs) or washing of motor vehicles shall be permitted in the Parking Areas.

(j)	Tenant, its employees, agents, guests, visitors and invitees assume full responsibility and Landlord shall have no liability for (a) all loss, damage, injury or death caused to the person or property of third parties by reason of their use of the Parking Areas; and (b) protecting the motor vehicles of such third parties against theft, vandalism and damage and for protecting their person against injury and assault by reason of their use of the Parking Areas.

(k)	Tenant shall indemnify Landlord against all loss, damage, cost and expense (including attorney’s fees) sustained by Landlord by reason of the use of the Parking Areas by tenant, its employees, agents, guests, visitors and invitees or by violation of these Rules by any of said persons, other than damage caused by the negligence of Landlord, the Beneficiaries or the Manager.

(l)	A violation of these Rules shall entitle Landlord to revoke the parking privileges of the offending party, in addition to other rights and remedies available to Landlord.

EXHIBIT “E”
RULES AND REGULATIONS FOR THE BUILDINGS
          The following rules and regulations have been adopted by the Landlord for the care, protection and benefit of the Buildings and for the general comfort and welfare of the tenants.
     1. The sidewalks, entrances, halls, passages, elevators and stairways shall not be obstructed by the Tenant or used by Tenant or its employees for any other purpose than for ingress and egress.
     2. Toilet rooms and other water apparatus shall not be used for any purpose other than those for which they were constructed.
     3. The Tenant shall not do anything in the Premises, or bring or keep anything therein, which shall in any way conflict with any law, ordinance, rule or regulation affecting the occupancy and use of the Premises, which are or may hereafter be enacted or promulgated by any public authority or by the Board of Fire Underwriters.
     4. In order to insure proper use and care of the Premises, neither the Tenant nor any employee of the Tenant shall:
(a)	Keep animals or birds on the Premises.

(b)	Use Premises as sleeping apartments.

(c)	Maintain or utilize bicycles or other vehicles in the Premises.

(d)	Make improper noises or disturbances of any kind, sing, play or operate any musical instrument, radio or television set without first securing consent of Landlord.

(e)	Engage in or permit games of chance or any form of gambling or immoral conduct in or about the Premises.

(f)	Mark or defile elevators, toilet rooms, walls, windows, doors or any part of the Buildings.

(g)	Allow any furniture, packages or articles of any kind to remain in corridors except for short periods incidental to moving same in or out of the Buildings or to clean or rearrange occupancy of leased space.

(h)	Deposit waste paper, dirt or other substances in corridors, stairways, elevators, toilets, restrooms, or any other part of the Buildings not leased to it.

(i)	Fasten any article, drill holes, drive nails or screws into walls, floors, doors or partitions, or otherwise mar or deface any of them by paint, paper or otherwise, unless written consent is first obtained from the Landlord, except for customary interior decorations.

(j)	Operate any machinery within the Buildings except customary motor drive office equipment, such as recorders and transcribers, calculators, electric typewriters, and the like. Special electrical or other motor driven equipment used in the trade or profession of the Tenant may be operated only with the proper consent of the Landlord.

(k)	Tamper or interfere in any way with windows, doors, locks, air conditioning controls, heating, lighting, electric plumbing fixtures.

(l)	Leave Premises unoccupied without locking all doors, extinguishing lights and turning off all water outlets.

(m)	Install or operate vending machines of any kind in the Premises without written consent of Landlord.
     5. The Landlord shall have the right to prohibit any advertising by the Tenant which, in its opinion, tends to damage the reputation of the Buildings or their desirability as buildings for offices, and upon written notice from Landlord, the Tenant shall discontinue any such advertising.
     6. The Landlord reserves the right to designate the time when and method whereby freight, furniture, safes, goods, merchandise and other articles may be brought into, moved or taken from the Buildings and the Premises leased by the Tenant; and workmen employed, designated or approved by the Landlord must be employed by Tenants for repairs, painting, material moving and other similar work that may be done on the Premises. Tenants moving in or out of the Premises must do so between the hours of 5:30 p.m. and 7:30 a.m., Monday through Friday, or anytime Saturday or Sunday.
     7. The Landlord shall not be responsible for damage to furniture caused by janitor or any other servant personnel, nor for any loss of property from the Premises however occurring. Tenant may directly request reimbursement for damage from the party responsible. Landlord or Landlord’s agent will lend reasonable assistance in any such attempted recovery but will not be liable to make good any damage. The Tenant will reimburse the Landlord for the cost of repairing any damage to the Premises or other parts of the Buildings caused by the Tenant or the agents or employees of the Tenant, including replacing any glass broken.
     9. The Landlord shall furnish a reasonable number of door keys and/or Building entrance access cards for the needs of the Tenant, which shall be surrendered on termination of the lease, and reserves the right to require a deposit to insure their return at termination of lease. The Tenant shall obtain keys and/or cards only from the Landlord, shall not obtain duplicate keys and/or cards from any outside source, and shall not alter the locks or effect any substitution. Tenant, its employees, agents and invitees shall comply with all security procedures established by Landlord for the Buildings.
     10. The Tenant shall not install in the Premises any metal safes or permit any concentration of excessive weight in any portion thereof without first having obtained the written permission of Landlord.
     11. The Landlord reserves the right at all times to exclude boot-blacks, newsboys, loiterers, vendors, solicitors and peddlers from the Buildings, and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Buildings outside of ordinary business hours. The Landlord will exercise its best judgment in the execution of such control but shall not be held liable for the granting or refusal of such access.
     12. The landlord reserves the right to exclude the general public from the Buildings upon such days and at such hours as in the Landlord’s judgment will be for the best interests of the Buildings and its tenants.
     13. The attaching of wires to the outside of the Buildings is absolutely prohibited, and no wires shall be run or installed in any part of the Buildings without the Landlord’s permission and at Landlord’s direction.
     14. Requests for services of janitors or other Building employees must be made at the office of the Manager(s) for the Buildings.
     15. The Landlord shall have the right to make such other and further reasonable rules and regulations as, in the judgment of the Landlord, may from time to time be necessary for the safety, care and cleanliness of the Premises and for the preservation of good order therein, effective five (5) days after all Tenants have been given written notice thereof.
     16. Whenever used herein, the singular shall include the plural and the masculine the feminine and/or neuter as the context may indicate.
     17. Tenant agrees to cooperate with Landlord and other tenants of the Buildings in preventing its employees from parking in spaces reserved for visitors of the Buildings. Landlord does not, however, agree to be responsible for policing the visitor parking areas.